Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of April 6, 2016, between Ivory Castle Limited, The Heron Bay Trust and Vistra Asia Limited (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial interest in shares of common stock, $.0001 par value per share, of Long Island Iced Tea Corp. (as amended or supplemented, the “Schedule 13D”).

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto, and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate. The Parties agree that the Schedule 13D is filed on behalf of each of them.

Dated: April 6, 2016

IVORY CASTLE LIMITED

By:	/s/ Chiu Mei Yee
	Name:	Zeehan Limited
	Title:	Sole Director of Ivory Castle Limited

THE HERON BAY TRUST

By:	/s/ Michale Raymond Shue and Chiu Wai Man
	Name:	Vistra Asia Limited
	Title:	as Trustee of The Heron Bay Trust

VISTRA ASIA LIMITED

By:	/s/ Michale Raymond Shue and Chiu Wai Man
	Name:	Michael Raymond Shue and Chiu Wai Man
	Title:	as the Authorised Persons of Vistra Asia Limited